UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 3, 2019

INTERNATIONAL MONEY EXPRESS, INC.
(Exact name of registrant as specified in charter)

Delaware	001-37986	47-4219082
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9480 South Dixie Highway, Miami, Florida	33156
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (305) 671-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock ($0.0001 par value)	IMXI	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company           ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 3, 2019, International Money Express, Inc. (the “Company”) announced that Joseph Aguilar, age 58, has been appointed to the position of Chief Operating Officer, effective as of September 23, 2019.  Prior to joining the Company, from May 2005 to July 2019, Mr. Aguilar was a senior executive holding various positions, including Chief Operating Officer, at Sigue Corporation.  Most recently, Mr. Aguilar was President of SGS, Ltd. UK, the International Division of Sigue Corporation, with responsibility for all aspects of the business in the EU, Eastern Europe, Africa, Asia and South Asia, from November 2014 until July 2019.  Prior to his roles at Sigue Corporation, Mr. Aguilar held senior roles at BBVA Bancomer, California Commerce Bank and Dai-Ichi Kangyo Bank of California.

There is no arrangement or understanding between Mr. Aguilar and any other person pursuant to which Mr. Aguilar was appointed as Chief Operating Officer of the Company. There are no family relationships among any of our directors or executive officers and Mr. Aguilar.  Mr. Aguilar has not had an interest in any transaction since the beginning of the Company’s last fiscal year, or any currently proposed transaction, that requires disclosure pursuant to Item 404(a) of Regulation S-K.

On September 23, 2019, the Company entered into an employment agreement (the “Employment Agreement”) with Mr. Aguilar pursuant to which Mr. Aguilar will provide services as the Chief Operating Officer of the Company for an indefinite term beginning on September 23, 2019. The Employment Agreement provides for a base salary of $315,000 per year, subject to increase at the discretion of the board of directors of the Company (the “Board”). The Employment Agreement also provides that Mr. Aguilar is eligible to participate in the Company’s annual incentive compensation plan and shall have the opportunity to earn a performance based bonus with a target annual bonus opportunity of $100,000, based 25% on achievement of personal objectives and 75% on achievement of certain EBITDA results, or other performance measures established by the Board. The amount of any annual bonus payable shall be determined by the Board in its discretion. Mr. Aguilar is also eligible to participate in any benefit plans (excluding severance, bonus, incentive or profit-sharing plans, unless approved or determined by the Board in its discretion) offered by the Company as in effect from time to time on the same basis as generally made available to other employees of the Company. In addition, Mr. Aguilar is entitled to reimbursement and vacation benefits customary for a senior executive.

The Employment Agreement subjects Mr. Aguilar to the following restrictive covenants: (i) non-solicitation of customers and employees of the Company during employment and for three years thereafter; (ii) non-competition during employment and for nine months thereafter; (iii) non-disclosure of confidential information for an unspecified period; and (iv) perpetual non-disparagement. In the event that (i) Mr. Aguilar is terminated by the Company other than for Cause, Disability (as such terms are defined in the Employment Agreement) or death or (ii) if Mr. Aguilar resigns for Good Reason (as defined in the Employment Agreement), he is entitled to base salary continuation for nine months and a pro-rata portion of his target bonus for the year in which termination occurs (less any bonus amounts already paid for such year).

The foregoing description of the Employment Agreement is intended only as a summary and is qualified in its entirety by reference to the actual terms of the Employment Agreement, which is attached as Exhibit 10.1 hereto and is incorporated by reference herein.

On October 3, 2019, the Company issued a press release announcing the appointment of Mr. Aguilar as Chief Operating Officer. A copy of the Company’s press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K. The information in Exhibit 99.1 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Employment Agreement by and between Joseph Aguilar and International Money Express, Inc., dated as of September 23, 2019.

99.1	Press release, dated October 3, 2019, issued by International Money Express, Inc.

 SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL MONEY EXPRESS, INC.

Dated: October 3, 2019	By:	/s/ Tony Lauro II
	Name:	Tony Lauro II
	Title:	Chief Financial Officer